Exhibit 99.1

June 14, 2010

Dear Shareholder:

Through the fundamentals of responsible banking and our commitment to build strong customer relationships, we continue to have solid performance and a strong capital base. We believe our strength and stability offer security for our customers and our communities in these uncertain times, and we are well-positioned to continue to provide capital to local and family-owned businesses in the markets we serve. During the first quarter of 2010, total assets increased to $486.3 million from $461.8 million for the same period 2009. Net loans held increased to $357.1 million from $333.6 million, up 7.1% and deposits increased to $380.3 million from $362.4 million, up 4.9%.

For the first quarter of 2010, net interest income was $4.6 million, an increase of $280 thousand, or 6.5% over the first three months of 2009. Net interest margin was 4.31%, up from 4.10% for the same period 2009; this compares favorably to our peer at 3.31%. Net interest income and margin improved as the result of both our deposit mix and our effective pricing of interest-bearing assets and liabilities. Noninterest income totaled $1.6 million for the first quarter of 2010, compared with $2.3 million in the first quarter 2009. Noninterest income was less than first quarter last year, primarily due to the unprecedented additional $944 thousand revenue generated by our mortgage banking activities in the first part of 2009. Net income for the quarter ended March 31, 2010, was $539 thousand, a decrease from $905 thousand for the first quarter of 2009. Net income available to common shareholders was $378 thousand as of March 31, 2010, compared to $743 thousand as of March 31, 2009.

Uwharrie Capital Corp remains strong, profitable and focused on a brighter future. With economic indicators starting to show some improvement, we are looking forward to helping our customers and our communities through the recovery. While many other financial institutions are looking inward, we are uniquely positioned to take advantage of market opportunities. Our experienced managers and qualified associates have the depth and experience to take us forward far beyond this recession.

Several initiatives are well underway, or have been recently introduced, that will continue to position us competitively in the markets we serve and allow additional growth. Immediately after the Annual Meeting of Shareholders, we launched our new corporate websites for each of our subsidiary banks and Uwharrie Capital Corp that incorporate many user-friendly applications and ease of navigation…all with a new look and feel.

We are also planning to expand of our footprint within the counties we currently serve. Sometime in late June, Bank of Stanly will be opening our new West Stanly facility in Locust as we move from a temporary office into a new full service financial center. Additionally, we purchased property for a new office in Richfield for Bank of Stanly. We are rapidly moving to begin construction of a new office in Afton Village that will allow Cabarrus Bank & Trust to serve more customers from that community. Recognizing the need for added visibility and convenience for Anson Bank & Trust, a new site has been acquired for an office in Anson County.

Perhaps surprising for a community bank, your Company has led the way with new products and solutions. We continue that trend when later in the summer Uwharrie Capital Corp will be launching our mobile banking application “e-zMobile - Our Most Convenient Location.” Your Company will be offering the most state-of-the-art banking solution that will allow our customers to do their banking from the convenience of their cell phone, anytime and anywhere. We are committed to being a high touch financial services company with the products, services and delivery systems one would only expect to find at the most sophisticated banks.

It is an exciting time to be part of the Uwharrie Capital Corp family and we hope you are pleased with the results and activities of your Company. The conventional ideals of doing the right thing, building financial strength, delivering quality products and developing meaningful relationships continue to guide and direct us and we appreciate the confidence you have placed in us. Together, we are making a difference.

Sincerely,

UWHARRIE CAPITAL CORP

Roger L. Dick

President and Chief Executive Officer

Uwharrie Capital Corp and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands except share and per share data)	March 31, 2010	March 31, 2009

Assets
Cash and due from banks	$10,314	$13,675
Investment securities available for sale	77,355	76,077
Federal funds sold	—	—
Loans held for sale	1,459	3,959
Loans held for investment	362,538	338,147
Less: Allowance for loan losses	5,401	4,573

Net loans held for investment	357,137	333,574

Interest receivable	2,086	2,089
Premises and equipment, net	13,885	12,160
Federal Home Loan Bank stock	3,221	3,236
Bank-owned life insurance	5,762	5,557
Goodwill	987	987
Other real estate owned	3,894	3259
Other assets	10,235	7,252

Total assets	$486,335	$461,825

Liabilities
Deposits:
Demand, noninterest-bearing	$46,238	$47,183
Interest checking and money market accounts	139,089	116,325
Savings accounts	33,354	30,247
Time deposits, $100,000 and over	67,995	66,927
Other time deposits	93,604	101,757

Total deposits	380,280	362,439

Interest payable	411	516
Short-term borrowed funds	22,822	22,748
Long-term debt	35,641	30,500
Other liabilities	2,570	2,796

Total liabilities	441,724	418,999

Shareholders’ Equity
Preferred Stock, no par value: 10,000,000 shares authorized;
10,000 shares of series A issued and outstanding	10,000	10,000
500 shares of series B issued and outstanding	500	500
Discount on preferred stock	(375)	(475)
Common stock, $1.25 par value: 20,000,000 shares authorized; issued and outstanding or in process of issuance 7,593,929 and 7,593,929 shares, respectively.
Book value per share $4.54 in 2010 and $4.31 in 2009	9,492	9,492
Additional paid-in capital	14,031	14,026
Unearned ESOP compensation	(648)	(718)
Undivided profits	10,434	10,751
Accumulated other comprehensive income (loss)	1,177	(750)

Total shareholders’ equity	44,611	42,826

Total liabilities and shareholders’ equity	$486,335	$461,825

Uwharrie Capital Corp and Subsidiaries

Consolidated Statements of Income

	Three Months Ended March 31,
(Amounts in thousands except share and per share data)	2010	2009

Interest Income
Interest and fees on loans	$5,302	$5,375
Interest on investment securities	744	970
Other interest income	8	24

Total interest income	6,054	6,369

Interest Expense
Interest paid on deposits	1,084	1,608
Interest on borrowed funds	408	479

Total interest expense	1,492	2,087

Net Interest Income	4,562	4,282
Provision for loan losses	213	372

Net interest income after provision for loan losses	4,349	3,910

Noninterest Income
Service charges on deposit accounts	566	568
Other service fees and commissions	661	454
Loss on sale of securities	(98)	(40)
Loss on sale of nonmarketable securities	—	(172)
Income from mortgage loan sales	346	1,436
Other income	128	83

Total noninterest income	1,603	2,329

Noninterest Expense
Salaries and employee benefits	2,828	2,873
Occupancy expense	266	245
Equipment expense	182	181
Data processing	202	191
Other operating expenses	1,694	1,389

Total noninterest expense	5,172	4,879

Income before income taxes	780	1,360
Provision for income taxes	241	455

Net Income	$539	$905

Net Income	$539	$905
Dividends - preferred stock	(161)	(162)

Net income available to common shareholders	$378	$743

Net Income Per Common Share
Basic	$0.05	$0.10
Assuming dilution	$0.05	$0.10
Weighted Average Common Shares Outstanding
Basic	7,484,586	7,467,685
Assuming dilution	7,484,586	7,467,685